UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 16, 2025

GYRODYNE, LLC
(Exact name of Registrant as Specified in its Charter)

New York	001-37547	46-3838291
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

ONE FLOWERFIELD
SUITE 24
St. James, New York 11780
(Address of principal executive
offices) (Zip Code)

(631) 584-5400
Registrant’s telephone number,
including area code
N/A

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Limited Liability Company Interests	GYRO	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreement with Star Equity Fund, LP

On October 16, 2025, Gyrodyne, LLC, a New York limited liability company (the “Company”), entered into a letter agreement (the “Star Agreement”) with Star Equity Fund, LP (collectively with its affiliates, “Star Equity”).

Pursuant to the Star Agreement, Star Equity agreed to irrevocably withdraw its June 4, 2025 notice of intent to nominate two candidates for election to the Company’s Board of Directors (the “Board”) at the Annual Meeting. The Star Agreement obligates Star Equity to vote all Gyrodyne shares it owns in accordance with the Board’s recommendations including on the election of directors prior to the Termination Date (as defined below), except that Star Equity will be permitted to vote (i) in its discretion on any proposal regarding certain extraordinary transactions, and (ii) in accordance with the recommendation of Institutional Shareholder Services to the extent the recommendation differs from the Board’s recommendation on any matter presented to the shareholders at a special meeting of shareholders following the Annual Meeting. Star Equity’s obligations will continue until December 31, 2026, or December 31, 2027 if the Board re-nominates both Nader G.M. Salour and Jan H. Loeb for election at the Company’s 2026 annual meeting and both Messrs. Salour and Loeb agree to such re-nomination (the “Termination Date”).

The Star Agreement also prevents Star Equity until the Termination Date from, among other things, (i) nominating any person for election or submitting any shareholder proposal for consideration at any meeting of shareholders of the Company at which directors are to be elected, (ii) soliciting proxies or (iii) taking actions to change or influence the Board, management or the direction of certain Company matters. Until the Termination Date, the Company and Star Equity have also agreed not to disparage each other.

Under the Star Agreement, the Company agreed to nominate only one Board member at the 2025 Annual Meeting, Richard Smith, for election for an additional three year term and to reduce the size of the board from, five to four directors. If any of Jan H. Loeb, Nader G.M. Salour, Richard B. Smith or Ronald J. Macklin (each, a “Continuing Director”) resigns or ceases to be a director due to death or disability, then the Board and Star Equity will engage in good faith discussions to identify a mutually acceptable independent (as defined under Nasdaq listing rules) replacement director (the “Replacement Director”), and if they cannot agree the size of the Board will be reduced to three directors. In such event, if a remaining Continuing Director subsequently resigns or ceases to be a director due to death or disability, then the Board may not make an additional appointment until the Board and Star Equity identify a mutually acceptable Replacement Director.

The Company also agreed not to increase Board fees and to limit the aggregate fee paid to the Chairman of the Board to $65,000.

The foregoing description  of the Star Equity Agreement is qualified in it is entirety by reference to the full text of the Star Equity Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Agreement with Leap Tide and Certain Directors

On October 17, 2025, the Company entered into a letter agreement (the “Leap Tide Agreement”) with Leap Tide Capital Management LLC (collectively with its affiliates, “Leap Tide”), Jan Loeb, Ronald J. Macklin, Nader G.M. Salour and Richard B. Smith concerning certain voting commitments and governance related matters.

Pursuant to the Leap Tide Agreement, until thirty days prior to the opening of the advance notice period pursuant to the Company’s Amended and Restated Limited Liability Company Agreement for the submission of shareholder director nominations for the Company’s 2028 annual shareholders meeting, the parties will appear in person or by proxy at each meeting of shareholders and vote all voting securities they beneficially own in favor of the Board’s recommended slate of directors and otherwise in accordance with the Board’s recommendations on all proposals submitted to shareholders. The parties also agreed to support publicly and privately the Company (including the Board) and the Company’s director nominations and proposals, and to solicit proxies consistent with the Board’s recommendations, in each case if requested by the Company.

The Leap Tide Agreement includes customary standstill provisions that restrict the parties from taking certain actions, including encouraging other shareholders to oppose the Board’s nominees, making public proposals or announcements concerning business combinations, restructurings, or other extraordinary transactions, or entering into discussions or agreements with third parties regarding such prohibited actions.

A copy of the Leap Tide Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item. 8.01. Other Events.

On October 17, 2025, the Company issued a press release announcing its entry into the Star Equity Agreement. A copy of such press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Star Equity Agreement
10.2	Leap Tide Agreement
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:	October 17, 2025	By:	GYRODYNE, LLC /s/ Gary Fitlin
		Name:	Gary Fitlin
		Title:	President, Chief Executive Officer, Chief Financial Officer and Treasurer